SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                   Date of Report:  February 3, 1997





                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)          (Zip Code)



     Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report


CytoGam is a registered trademark and
RespiGam is a trademark of the Company.






                            MEDIMMUNE, INC.
                      Current Report on Form 8-K

ITEM 5.  OTHER EVENTS


MedImmune, Inc. reported the information contained in the following press release dated February 3, 1997.


            MEDIMMUNE BEGINS CLINICAL TRIAL WITH THE FIRST
          PREVENTATIVE HUMAN PAPILLOMAVIRUS VACCINE CANDIDATE

Gaithersburg, MD, February 3, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) today announced it has begun enrollment for a Phase 1 clinical trial with a vaccine for the prevention of human papillomavirus (HPV) disease of the genital tract. MedImmune believes that the trial, being conducted at the University of Rochester Medical Center, represents the first evaluation in humans of a preventative HPV vaccine. There are currently no vaccines to prevent these common sexually transmitted diseases that affect 24 to 40 million men and women in the United States. HPVs are responsible for the development of genital warts and cervical cancer.

MedImmune announced on December 11, 1996 that it had filed an Investigational New Drug (IND) application with the United States Food and Drug Administration (FDA). The Company was granted clearance to begin the trial shortly after the submission.

MedImmune's initial vaccine candidate, MEDI-501, is composed of the HPV-11 L1 capsid protein which self assembles into non-infectious virus-like particles (VLPs). MedImmune plans to evaluate the safety, tolerance and immunogenicity of MEDI-501 in a placebo-controlled, dose-escalating trial involving healthy adult volunteers. Patient enrollment has begun and the trial is expected to conclude in approximately 12 months.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has seven new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.





                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date: February 3, 1997        David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
                               officer)